AMVEST CAPITAL

675 THIRD AVENUE, 22nd FLOOR
NEW YORK, NEW YORK 10017
AMVESTCAPITAL.COM

October 1, 2020

STRICTLY CONFIDENTIAL

Medallion Resources Ltd.
1160 – 595 Howe Street
Vancouver, BC V6C 2T5
Canada

via email: msaxon@medallionresources.com

Dear Mr. Saxon,

This letter between Amvest Capital Inc. ("Amvest") and Medallion Resources Ltd and together with its direct and indirect subsidiaries and affiliates (collectively, the "Client" and together with Amvest the "Parties") confirms the agreement (the "Agreement") to retain Amvest as a financial advisor in connection with a possible Transaction (as defined below) (the "Consulting Services") by the Client.

The scope of work will include the following initiatives:

- advise on corporate and market strategy;
- financial advisory and preparation of proforma economic models;
- introductions to institutional and high net worth investors;
- webinars targeting family offices and retail investors;
- non-deal roadshows in North America, Europe, Hong Kong, and Australia;
- general advice concerning corporate initiatives as they arise;
- communication of corporate events, news releases, and any other public information the company releases;
- develop, update and review with the Client a list of parties to contact regarding a possible Transaction;
- assist the Client in preparing appropriate descriptive materials to be provided to potential parties to a Transaction;
- contact potential parties to a Transaction approved in advance by the Client;
- assist in soliciting and evaluating proposals received regarding a Transaction;
- assist in the discussions, negotiations and structuring of a Transaction;
- be available to meet with the Client's Board of Directors to discuss the Transaction;
- assist in developing the marketing materials of the Client that incorporates the messaging of Transaction; and
- perform such other services as the Client and Amvest shall mutually agree.

For the purposes of this Agreement, "Transaction" means any strategic investment or M&A transaction or transactions, not in the ordinary course of business, including any sale or exchange of capital stock to a strategic investor, acquisition, merger, reverse merger, consolidation, business combination, tender offer, joint

venture, minority investment, strategic alliance, partnership, or any other similar transaction, but, for greater certainty, a "Transaction" shall not include any widely placed private placement financing transaction.

We look forward to working with you on the terms and subject to the conditions set forth below.

1. Fees and Expenses. In connection with the Consulting Services described above, the Client shall pay Amvest the following compensation:
    a. Retainer Fee. The Client shall compensate Amvest, commencing 15 September 2020, for 12 months of Consulting Services as follows:
        - $5,500 per month, paid quarterly, in advance; and
        - $5,000 per webinar;
    b. M&A Fee. If the Client announces or enters into an agreement with respect to a Transaction with a counterparty identified or introduced to the Company by Amvest in the course of providing the Consulting Services, during the term of Amvest's engagement hereunder and such Transaction is thereafter consummated, then the Client shall pay to Amvest at the closing of each such Transaction an amount in cash equal to 2.00% of the total Consideration (as defined in subparagraph 1(a)(i) below) paid, issued, granted, transferred, contributed or the like in each of such Transaction (the "Transaction Fee"), but only if the announced Transaction actually closes.
        i. "Consideration" shall mean the total value of all cash, securities, the repurchase or buy-out of any options or warrants, any agreements or other property, and any other consideration, including without limitation, any contingent, earned or other consideration, paid or payable (including amounts paid into escrow), directly or indirectly, in connection with a Transaction. The value of any securities constituting part of the Consideration (whether debt, equity, options, warrants or other) or other property or agreements shall be determined as follows: (i) the value of securities that are freely tradeable in an established public market shall be the Transaction price of such securities agreed to and in the public announcement of the Transaction; and (ii) the value of securities which are not freely tradable or which have no established public market, or if the consideration consists of property or agreements other than securities, the value of such securities or other property or agreements shall be the fair market value thereof as mutually agreed by the Client and Amvest, each acting reasonably. If the Consideration to be paid is computed or payable in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the noon buying rate on the date or dates on which such Consideration is payable.
        ii. Compensation which is payable to Amvest pursuant to subparagraph 1(b) shall be paid by the Client to Amvest upon the consummation of a Transaction, provided that the compensation paid or payable to Amvest in respect of Consideration which is contingent upon the occurrence of some future event following the closing of such Transaction (e.g., the realization of revenue or earnings projections, or other milestones), shall be paid by the Client to Amvest at the time of the payment of such Consideration.

iii. In the event the Transaction is consummated through a multi-step Transaction wherein the acquirer pays additional Consideration after the initial closing to increase its ownership in the Client, the Client agrees to pay Amvest a fee on such additional Consideration and such fee shall be calculated pursuant to subparagraph 1(b). Such fee shall be in addition to the fee paid to Amvest in the earlier step(s) of such Transaction.

c. Expenses. In addition to any fees payable to Amvest hereunder, the Client at this moment agrees to reimburse Amvest for all reasonable travel and other out-of-pocket costs incurred in connection with Amvest's engagement, including the reasonable fees and expenses of Amvest's counsel. All expenditures shall be pre-approved by the Client and shall be paid when incurred.

2. Term and Termination of Engagement. Except as set forth below, the term (the "Term") of Amvest's engagement will begin on the date hereof and end on the later of twelve (12) months from the date of this Agreement or completion of the Transaction. Notwithstanding anything to the contrary contained herein, the provisions concerning indemnification, contribution, and the Client's obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement. If a (in one transaction or series of transactions), direct or indirect, acquisition of all or substantially all of the assets or properties of, a merger, consolidation or other business combination involving, a sale of a majority of the equity securities of, or any other change of control transaction of or involving, the Client ("Change of Control") shall occur during the Term and a Transaction Fee is not payable in respect of such Change of Control, Client shall pay to Amvest in a single lump sum an amount equal to the number of months (from the date of the Change of Control) remaining in the Term times the Retainer in cash via wire transfer, within 30 days following the Change of Control.

3. Information Delivery and Reliance. The Client shall timely furnish Amvest with all information and data that Amvest shall reasonably request in connection with Amvest's activities hereunder, and the Client in its reasonable judgment deems necessary or appropriate for the performance of the Consulting Services and shall provide Amvest full access, as reasonably requested, to the Client's officers, directors, and professional advisors. The Client agrees to promptly advise Amvest of all developments materially affecting the Client or the Consulting Services. Amvest:
   a. will be relying on information and data provided by the Client and available from generally recognized public sources, without having verified the accuracy or completeness of the same;
   b. does not assume responsibility for the accuracy or completeness of any such information and data;
   c. will not, unless otherwise expressly agreed in writing, make an appraisal of any assets or liabilities of the Client; and
   d. retains the right to perform due diligence on the Client and its affiliates during the course of this engagement.

Amvest agrees that it shall treat confidentially any non-public information regarding the Client's business and operations ("**Confidential Information**") provided to it by the Client or the Client's agents in connection with the Consulting Services. All Confidential Information shall be used by Amvest solely for the purpose of rendering the Consulting Services pursuant to this Agreement and, except for the purposes set forth in or contemplated by this Agreement, shall not be disclosed to any third party without the prior consent of the Client. Amvest shall take reasonable steps, at least substantively equivalent to the steps as it takes to protect its own confidential information, to prevent the disclosure of any such

Confidential Information. To the extent that any Confidential Information is (i) publicly known, already known by, or in the possession of Amvest when this Agreement is entered into; is independently developed by Amvest without use or reference to the Confidential Information; is thereafter rightly obtained by Amvest from a source other than the Client or the Client's agents, who is not under any obligation of confidentiality with respect to such Confidential Information; or (ii) is required to be disclosed by law, regulation, court order, or the policies of any applicable stock exchange, provided that sufficient prior notice is given to the Client (to the extent not prohibited by any law) enabling the Client to take whatever steps it deems necessary to protect the confidential nature of its Confidential Information at its own expense, and Amvest discloses only that portion of the Confidential Information that is required by law, regulation or court order, then, in the case of clause (i), there shall be no restriction of the use of such information and, in the case of both clauses (i) and (ii), such disclosure shall not be considered a breach of this Agreement. Following the termination of this Agreement, Amvest shall return or destroy the Confidential Information, except for computer back-up data maintained in the ordinary course of operations which may be maintained, provided that such backed up Confidential Information will remain subject to the non-disclosure and use restrictions set out in this section indefinitely.

Amvest acknowledges and agrees that the Confidential Information may contain material information concerning the Client that has not been publicly disclosed. Accordingly, Amvest and its representatives may be subject to applicable securities laws which would restrict their ability to trade in any securities of the Client. Amvest acknowledges and agrees that it is aware of, and covenants and agrees that it will comply with, all such laws and will ensure that each of its representative acknowledges and agrees that it is aware of, and covenants and agrees that it will comply with all such laws.

4. Limitations on Consulting Services. It is understood and agreed that Amvest will not provide advice or Consulting Services with respect to legal, regulatory, tax, accounting and/or any other matters of which it may (or may not) be generally known, but it is not licensed to provide, or in its reasonable judgment, believes that it does not have sufficient expertise to offer, or with respect to which it has not been retained hereunder. Moreover, the Consulting Services shall exclude any services or activities that may only be conducted by a duly registered broker-dealer or other registered or regulated person or entity (and Amvest shall not render any such services or activities); in the event that the Client requests such services or activities, a separate agreement will be entered into by the appropriate parties (including, if applicable, a duly registered broker-dealer).

5. Use of Work Product. Amvest's work product is solely for presentation to the Client's management and its board of directors or an appropriate committee thereof and is only to be used for such purpose. Except as required by law, the Client will not deliver such work product to others without Amvest's prior written consent. If the Client is required by law to make any filings with any governmental authority or any delivery to any third party containing or describing Amvest's work product, such filings or delivery, as applicable, shall be in a form and substance satisfactory to Amvest, acting reasonably.

6. Services to Others. Amvest (including, for purposes of this heading, its affiliates) is involved in a wide range of consulting and other activities from which conflicting interests, or duties, may arise. Amvest will not have any obligation to disclose to the Client or utilize for the Client's benefit any non-public

information acquired in the course of providing services to any other person or entity, engaging in any transaction (on its' account or otherwise) or otherwise carrying on its business.

7. Public References. Amvest and the Client agree that any reference to the other party in any publicly available release, communication or other material is subject to the other party's prior written approval, which may be given or withheld in its sole discretion.

8. Indemnity.
   a. In connection with the Client's engagement of Amvest as a consultant, the Client hereby agrees to indemnify and hold harmless Amvest and its Affiliates, and the respective controlling persons, directors, officers, shareholders, members, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a "Claim"), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any comments deleted to be made) by the Client, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Client's engagement of Amvest, or (B) otherwise relate to or arise out of Amvest's activities on the Client's behalf under Amvest's engagement, and the Client shall reimburse any Indemnified Person for all expenses (including the reasonable fees and costs of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Client will not, however, be responsible for any Claim if and to the extent it results from any act or omission which is caused or contributed to by the negligence or willful misconduct of Amvest or any person acting on behalf of Amvest, or the breach by Amvest of the terms of this Agreement.

   b. The Client further agrees that it will not, without the prior written consent of Amvest, such consent not to be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any liability arising out of such Claim.

   c. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Client in writing of such complaint or of such assertion or institution, but failure to inform the Client shall not relieve the Client from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Client or the Indemnified person of substantial rights and defenses. If the Client so elects or is requested by such Indemnified Person, the Client will assume the case of such Claim, including the employment of counsel satisfactory to such Indemnified Person, acting reasonably and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having familiar counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Client, and legal counsel to such Indemnified Person reasonably

concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Client, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Client shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Client fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to support, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Client, therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. Also, concerning any Claim in which the Client assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its counsel therefor at his, her or its own expense.

d. The Client agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Amvest is the Indemnified Person), the Client and Amvest shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Client, on the one hand, and Amvest on the other, in connection with Amvest's engagement referred to above, subject to the limitation that in no event shall the amount of Amvest's contribution to such Claim exceed the amount of fees actually received by Amvest from the Client pursuant to Amvest's engagement.

e. The Client's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or equity and (b) shall be effective whether or not the Client is at fault in any way.

9. Limitation of Amvest's Liability to the Client. Amvest and the Client further agree that neither Amvest nor any of its affiliates or any of its or their respective officers, directors, controlling persons, employees or agents shall have any liability to the Client, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Client (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Consulting Services rendered hereunder, except to the extent the losses, fees, damages, liabilities, costs or expenses arise out of or are based on any action of or failure to act by Amvest which constitutes negligence, willful misconduct of Amvest, or a breach of the terms of this Agreement.

10. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) it has full entity power and authority to execute and deliver this Agreement and perform its obligations hereunder and to grant the rights granted and intended to be issued hereunder; (iii) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms; and (iv) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents;

(b) result in a violation of any agreement to which it is a party; or (c) violate any law expressly required by this Agreement to be complied with or, to its knowledge, break any other law.

11. Entire Agreement. This Agreement contains the complete and exclusive agreement and understanding between the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings and agreements concerning it.

12. Not a Registered Entity. The Client acknowledges that Amvest is not a registered broker-dealer or an investment adviser in any jurisdiction including the United States.

13. Notices. All notices hereunder will be in writing and sent by hand delivery, overnight delivery or email (with electronic confirmation of receipt), Notices sent by hand delivery or overnight delivery shall be considered to be accepted on the date of the relevant written record of receipt, and notices delivered by email shall be deemed to be received as of the year and time stated thereon by the email. Notices to Amvest shall be sent to:

    Amvest Capital Inc
    675 Third Avenue, 22nd Floor
    New York, NY 10017
    USA
    Attn: Gabriel Alonso-Mendoza
    Email: gam@amvestcapital.com

    Notices to the Client shall be sent to the address or email set forth on the first page.

14. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed by the laws of the State of New York applicable to agreements made and to be entirely performed therein. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the preceding courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the reasonable costs and expenses incurred in connection therewith, including its reasonable attorneys' fees. Any rights to trial by jury concerning any such action, proceeding or suit are at this moment waived by Amvest's and the Client.

15. Miscellaneous. Each of the parties represents to the other that it is free to enter into this Agreement and the transactions contemplated at this moment, that it will act in good faith, and that it will not hinder the other party's efforts hereunder save and to the extent expressly permitted hereunder. This Agreement shall not be modified or amended except in writing signed by Amvest and the Client. This Agreement shall be binding upon and inure to the benefit of Amvest and the Client and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Amvest and the Client and supersedes any prior agreements, concerning the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any connection, such determination will not affect such provision in any other context, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile

or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute the same instrument.

Confirmation of Engagement

In an acknowledgment that the preceding correctly sets forth the understanding reached by Amvest and the Client, please sign in the space provided below, after that this letter shall constitute a binding Agreement as of the date indicated above.

AMVEST CAPITAL INC.	MEDALLION RESOURCES LTD.
By:________________	By:________________
Authorized Signatory	Authorized Signatory
Print Name: Gabriel Alonso-Mendoza	Print Name: Mark Saxon
Print Title: Managing Partner	Print Title: President/CEO & Director